EXHIBIT 99.1

For Immediate Release

AMERICA'S CAR-MART ANNOUNCES ELECTION

OF NEW BOARD MEMBER

Bentonville, Arkansas (February 21, 2006) - America's Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced that its Board of Directors elected Daniel Englander as a new, independent director on February 19, 2007.

Mr. Englander is the founder and currently the Managing Partner of Ursula Investors, an investment partnership founded in 2004. Prior to that, Mr. Englander served as a Managing Director of Allen & Company. Mr. Englander has over 15 years of Wall Street experience and is a graduate of Yale University. Mr. Englander is currently on the Board of Directors of Copart, Inc.

"America's Car-Mart is privileged to have someone of Dan's caliber join our team," said T. J. ("Skip") Falgout, III, Chairman and Chief Executive Officer of America's Car Mart. "Dan has a considerable degree of high-level strategic and financial experience, along with the professionalism, insight, and expertise that will help Car-Mart address capital deployment and build value for its shareholders."

About America's Car-Mart

America's Car-Mart operates 91 automotive dealerships in nine states and is the largest publicly-held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers.

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Contacts: T.J. ("Skip") Falgout, III, CEO (972) 717-3423

or

Jeffrey A. Williams, CFO (479) 418-8021